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Exhibit 23.1

Consent of independent registered public accounting firm

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-162395 of our report dated October 2, 2009 relating to the consolidated financial statements and financial statement schedule of Birds Eye Foods, Inc. (a wholly-owned subsidiary of Birds Eye Holdings LLC) and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109") appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Rochester, New York
November 10, 2009

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  Exhibit 23.1
Consent of independent registered public accounting firm